EXHIBIT 5.1






                                  AMENDMENT TO
                                RIGHTS AGREEMENT


     AMENDMENT (the "Amendment"), dated as of February 17, 2004, to the Amended and Restated Rights Agreement, dated as of September 1, 2002 (the "Rights Agreement"), between AT&T Wireless Services, Inc., a Delaware corporation (the "Company"), and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the "Rights Agent").

                                    RECITALS

     WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement.

     WHEREAS, Cingular Wireless Corporation, a Delaware corporation ("Cingular"), Links I Corporation, a Delaware corporation and a wholly owned subsidiary of Cingular (the "Merger Sub"), the Company, and the other parties thereto contemplate entering into an Agreement and Plan of Merger, dated as of February 17, 2004 (the "Merger Agreement"), pursuant to which the Merger Sub will merge with and into the Company (the "Merger"). The Board of Directors of the Company has approved the Merger Agreement.

     WHEREAS, pursuant to Section 27 of the Rights Agreement, from time to time the Company may, and the Rights Agent shall if the Company so directs, from time to time supplement and amend the Rights Agreement.

     WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Company desires to evidence such amendment in writing.

     WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company have been in all respects duly authorized by the Company.

     Accordingly, the parties agree as follows:

     A. Amendment of Section 1. Section 1 of the Rights Agreement is hereby amended and supplemented to add the following definitions in the appropriate alphabetical locations:

     "Cingular" shall mean Cingular Wireless Corporation, a Delaware corporation.

     "Merger Sub" shall mean Links I Corporation, a Delaware corporation and a wholly owned subsidiary of Cingular.

     "Merger" shall mean the "Merger" as such term is defined in the Merger Agreement.

     "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of February 17, 2004, by and between the Company, Cingular, Merger Sub and the other parties thereto, as it may be amended from time to time.

     B. Amendment of the definition of "Acquiring Person". The definition of "Acquiring Person" in Section 1(a) of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

     "Notwithstanding anything in this Rights Agreement to the contrary, neither Cingular, Merger Sub, the other parties to the Merger Agreement, nor any of their Affiliates or Associates shall be deemed to be an Acquiring Person as a result, directly or indirectly, of (i) the approval, execution, delivery or performance of the Merger Agreement or (ii) the consummation of the Merger."

     C. Amendment of the definition of "Distribution Date". The definition of "Distribution Date" in Section 3(a) of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

     "Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of directly or indirectly, of (i) the approval, execution, delivery or performance of the Merger Agreement, (ii) the consummation of the Merger,
   (iii) the consummation of any other transaction contemplated by the Merger Agreement, or (iv) the public announcement of any of the foregoing."

     D. Amendment of the definition of "Shares Acquisition Date". The definition of "Shares Acquisition Date" in Section 1(bb) of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

     "Notwithstanding anything in this Rights Agreement to the contrary, a Shares Acquisition Date shall not be deemed to have occurred solely as the result directly or indirectly, of (i) the approval, execution, delivery or performance of the Merger Agreement, (ii) the consummation of the Merger, or
   (iii) the public announcement of any of the foregoing."


                                      -2-
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     E. Amendment of Section 3. Section 3 of the Rights Agreement is hereby amended and supplemented to add the following sentence at the end thereof as a new Section 3(d):

     "Nothing in this Rights Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Rights Agreement, including and not limited to Section 11 hereof, by virtue of (i) the approval, execution, delivery or performance of the Merger Agreement, (ii) the consummation of the Merger, or (iii) the public announcement of any of the foregoing."

     F. Amendment of Section 7(a). Section 7(a) of the Rights Agreement is hereby amended and supplemented by deleting "(i) the close of business on July 9, 2010 (the "Final Expiration Date")" and replacing it with the following:

     "(i) the earlier of (x) the close of business on July 9, 2010 and (y) immediately prior to the Effective Time (as defined in the Merger Agreement) (such earlier date, the "Final Expiration Date")"

     G. Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

     H. Miscellaneous. This Amendment shall be deemed to be a contract under the laws of the State of Delaware and for all purposes shall be governed and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated. Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement. The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.


                                   AT&T WIRELESS SERVICES, INC.


                                   By:  /s/ Marilyn J. Wasser
                                        -------------------------
                                        Name:  Marilyn J. Wasser
                                        Title: Executive Vice President,
                                               Corporate Secretary and
                                               Associate General Counsel


                                    MELLON INVESTOR SERVICES LLC



                                    By:  /s/ Thomas L. Cooper
                                         --------------------------
                                         Name:  Thomas L. Cooper
                                         Title: Client Service Manager